FORUM FUNDS

INVESTMENT ADVISORY AGREEMENT

Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
Absolute Capital Opportunities Fund	1.40%	February 1, 2018
Absolute Convertible Arbitrage Fund	1.20%	January 1, 2020
Absolute Strategies Fund	1.40%	January 1, 2022
Absolute Flexible Fund	1.40%	June 30, 2022

IN WITNESS WHEREOF, the parties hereto have caused this Revised Appendix A to be duly executed all as of March 18, 2022.

FORUM FUNDS

/s/ Jessica Chase
Jessica Chase
President, Forum Funds

ABSOLUTE INVESTMENT ADVISERS LLC

/s/ James P. Compson
James P. Compson
Principal